Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Allen Seto and Michael E. Healy, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ DON JOOS	President and Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2017
Don Joos

/s/ MICHAEL E. HEALY	Chief Financial Officer (Principal Financial Officer)	September 8, 2017
Michael E. Healy

/s/ KEITH A. JONES	Worldwide Corporate Controller (Principal Accounting Officer)	September 8, 2017
Keith A. Jones

/s/ SHANE ROBISON	Chairperson of the Board	September 8, 2017
Shane Robison

/s/ MARJORIE BOWEN	Director	September 8, 2017
Marjorie Bowen

/s/ MARK F. BREGMAN	Director	September 8, 2017
Mark F. Bregman

/s/ KENNETH DENMAN	Director	September 8, 2017
Kenneth Denman

/s/ CHARLES D. KISSNER	Director	September 8, 2017
Charles D. Kissner

/s/ CONSTANCE SKIDMORE	Director	September 8, 2017
Constance Skidmore

/s/ JOSEF VEJVODA	Director	September 8, 2017
Josef Vejvoda